Page 4 of 4

                                                                    Exhibit 99.a

                RONSON REPORTS PRELIMINARY SUBSTANTIAL INCREASES
                          IN SALES AND EARNINGS IN 2003

Somerset, N.J., February 2, 2004 - Ronson Corporation (NASDAQ Small Cap RONC; OTC Bulletin Board RONCP) today reported:

Ronson Corporation's audited financials on sales and earnings for the year ended December 31, 2003 are expected to be issued in late February or early March 2004. Prior to such issuance, the Company advised that its preliminary results indicated its consolidated Net Sales for 2003 increased about 13% and consolidated net earnings increased by a larger percentage.

In 2003, Ronson Consumer Products Corporation's (RCPC) sales were about 17% greater than 2002. The sizable sales improvement in Ronson's consumer products was primarily due to sales of Ronson's flame accessories (consisting of Ronsonol, Multi-Fill Butane and flints) and to sales of its new product, the Ronson Tech Torch. Ronson Aviation, Inc.'s (RAI) 2003 sales increased about 7% over 2002.

Ronson's Net Earnings in 2003, not yet finalized and audited, more than doubled the Company's Net Earnings in 2002.

The Company's Earnings from Continuing Operations before taxes and non-recurring expenses for the full year 2003 have increased substantially over the $1,087,000 reported for the nine months ended September 30, 2003, representing an improvement for the full year well above the $1,176,000 improvement reported for the nine month period.

Ronson recently introduced two new products, the Comet refillable lighter, competitively priced with leading brand name disposable lighters, and the Ronson Aero Torch, which complements the Company's new Tech Torch and augments Ronson's product line of torches. National distribution of the Comet and the Aero Torch is expected to start in March. These two new products are expected to add to the Company's growth and profitability in 2004.

Ronson Corporation's operations include its wholly owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson consumer products; and 2) Ronson Aviation, Inc., a fixed based operator at Trenton-Mercer Airport, Trenton, N.J., providing sales/services of aircraft, charter, fueling, hangar facilities, avionics and other services.

This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

                                     - 30 -

COMPANY CONTACT
DARYL K. HOLCOMB
(732) 469-8300